Exhibit 10.1
Executive Officer Compensation Summary
August 3, 2006
     The executive officers of Renaissance Learning, Inc. (the “Company”) consist of Mr. Terrance D. Paul, Chief Executive Officer; Mr. Steven A. Schmidt, President and Chief Operating Officer; Ms. Mary T. Minch, Vice President-Finance, Chief Financial Officer and Secretary; and Ms. Judith A. Paul, Chairman of the Board.
     The compensation structure for executive officers of the Company consists of base salary, cash bonus, stock option grants and/or restricted stock awards. The Company’s Incentive Bonus Plan permits participants in the plan to receive a cash bonus based on a percentage of their base salary which is tied to the performance of the Company. Bonus awards are payable following the conclusion of the 12-month period upon which the award is based. Options granted under the Company’s Stock Incentive Plan are granted at the fair market value of the stock on the date of grant, are subject to a vesting schedule determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), and expire 10 years from the date of grant (subject to earlier termination in the event of termination of employment). Shares of restricted stock awarded under the Stock Incentive Plan are subject to a vesting schedule determined by the Compensation Committee, but generally will vest in four equal annual installments beginning on the first anniversary of the date of grant (subject to forfeiture in the event of termination of employment for any reason other than death).
     Each executive receives a base salary, but only Mr. Schmidt and Ms. Minch participate in the Company’s Incentive Bonus Plan. Mr. Schmidt and Ms. Minch also participate in the Company’s Stock Incentive Plan. In addition, each executive is entitled to receive 401(k) plan and supplemental executive retirement plan (“SERP”) matching amounts contributed by the Company. The Company does not have employment agreements with any of its executive officers.
     Compensation decisions affecting the Company’s executive officers are typically made in July of each year by the Compensation Committee. In April 2006 and July 2006, the Compensation Committee approved the terms of compensation to be paid to the Company’s executive officers for the 12-month period ending in July 2007, as follows:
•	Mr. Paul. The Committee made no changes to the base salary of Mr. Paul, which remains at $457,000.

•	Mr. Schmidt. The Committee made no changes to Mr. Schmidt’s base salary, which remains at $320,000. The Committee approved a cash bonus for Mr. Schmidt of up to a maximum of 100% of his base salary if Company growth goals are achieved. The measurement period for calculating the bonuses payable to Mr. Schmidt and Ms. Minch under the Incentive Bonus Plan is the period beginning July 1, 2006 and ending June 30, 2007. If the Company growth goals are met, the bonus will be paid following the end of the measurement period. The Company’s growth level will be calculated by averaging the percentage change in revenue and operating profit over the measurement period as compared with the results for the preceding period. In addition, the Committee granted restricted stock awards to Mr. Schmidt in April 2006 and July 2006 of 6,313 and 4,241 shares of common stock, respectively (both of which awards are subject to a four year vesting period, vesting 25% per year beginning one year from the date of the initial award).

•	Ms. Minch. The Committee approved a 3% increase in Ms. Minch’s base salary. As a result of this increase, Ms. Minch’s base salary is now $170,753. The Committee also approved a cash bonus for Ms. Minch of up to a maximum of 60% of her base salary. The amount of the bonus will be determined and paid on the basis described above. In addition, the Committee granted restricted stock awards to Ms. Minch in April 2006 and July 2006 of 6,131 and 4,618 shares of common stock, respectively (both of which awards are subject to a four year vesting period, vesting 25% per year beginning one year from the date of the initial award).

•	Ms. Paul. The Committee made no changes to the base salary of Ms. Paul, which remains at $175,000.